                                 Support Agreement


                                   December 2, 1994

Mercantile Bancorporation Inc.
Mercantile Tower
P.O. Box 524
St. Louis, Missouri  63166-0524


Dear Sirs:

          Mercantile Bancorporation Inc. ("Buyer") and
TCBankshares, Inc. ("Seller") are entering into an Agreement and Plan of Reorganization (the "Agreement") providing for, among other things, a merger between a wholly-owned subsidiary of Buyer and Seller (the "Merger"), in which all of the outstanding shares of capital stock of Seller will be exchanged for capital stock of Buyer.

          The undersigned is a stockholder of Seller ("Stock-holder") and is entering into this letter agreement to induce Buyer to enter into the Agreement and to consummate the transactions contemplated thereby. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Agreement.

          Stockholder confirms its agreement with Buyer as follows:

           1.  Stockholder represents, warrants and agrees that
Schedule I annexed hereto sets forth the shares of the capital stock of Seller of which Stockholder is the record or beneficial owner (the "Shares") and that Stockholder is on the date hereof the lawful owner of the number of shares set forth in Schedule I, free and clear of all liens, charges, encumbrances, voting agreements and commitments of every kind. Except as set forth in
Schedule I, Stockholder does not own or hold any rights to acquire any additional shares of the capital stock of Seller or of any Seller Subsidiary (by exercise of stock options or otherwise) or any interest therein or any voting rights with respect to any additional shares, other than as previously disclosed to Buyer.

       2. Stockholder agrees that Stockholder will not, and will not permit any company, trust or other entity controlled by Stockholder to, contract to sell, sell or otherwise transfer or dispose of any of the Shares or any interest therein or securities convertible thereinto or any voting rights with respect thereto, other than (i) pursuant to the Merger or (ii) with Buyer's prior written consent.

       3. Stockholder agrees that all of the Shares beneficially owned by Stockholder, or over which Stockholder has voting power or control, directly or indirectly, in each case at the record date for any meeting of stockholders of Seller called to consider and vote to approve the Agreement and/or the transactions contemplated thereby will be voted by the undersigned in favor thereof.

       4. Stockholder agrees to, and will cause any company, trust or other entity controlled by Stockholder to, cooperate with Buyer in connection with the Agreement and the transactions contemplated thereby. Stockholder agrees that Stockholder will not, and will not permit any such company, trust or other entity directly or indirectly (including through its officers, directors, employees or other representatives) to initiate, solicit or encourage any discussions, inquiries or proposals with any third party relating to the disposition of any significant portion of the business or assets of Seller or any Seller Subsidiary or the acquisition of Equity Securities of Seller or any Seller Subsidiary or the merger of Seller or any Seller Subsidiary with any person (other than Buyer) or any similar transaction (each such transaction being referred to herein as an "Acquisition Transaction"), or provide any such person with information or assistance or negotiate with any such person with respect to an Acquisition Transaction or agree to or otherwise assist in the effectuation of any Acquisition Transaction.

       5. Stockholder agrees that he will execute and deliver a certificate containing such representations as are reasonably necessary and customary for tax counsel to each of Buyer and Seller to render an opinion to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986 and that no gain or loss will be recognized by the shareholders of Seller to the extent they receive Buyer Common Stock and Buyer New Preferred Stock solely in exchange for shares of Seller Common Stock and Seller Preferred Stock.

          Stockholder has all necessary power and authority to enter into this letter agreement. This agreement is the legal, valid and binding agreement of the Stockholder, and is enforceable against Stockholder in accordance with its terms.

          This letter agreement shall terminate upon termination of the Agreement. Please confirm that the foregoing correctly states the understanding between us by signing and returning to us a counterpart hereof.

                              Very truly yours,



                              By:   /s/ Frank Lyon, Jr.
                                  ----------------------

AGREED AND ACCEPTED:

MERCANTILE BANCORPORATION INC.


By:   /s/ Ralph W. Babb, Jr.
     -----------------------

                                    Schedule I
                                    ----------

                                  Stock Ownership


Owned Beneficially
- ------------------

Through James Frank Lyon, Jr., Revocable Trust:

          2,473.9225 Shares of Series A Preferred Stock
          4,429.375 Shares of Series B Preferred Stock
          1,234.7734 Shares of Common Stock

Through Frank Lyon, Jr., Trust:

          2,832.0775 Shares of Series A Preferred Stock
          5,070.625 Shares of Series B Preferred Stock
          808.6702 Shares of Common Stock


Owned of Record
- ---------------

None